AMENDMENT TO

GLOBAL CUSTODIAL SERVICES AGREEMENT

THIS AMENDMENT made as of August 3, 2026 (“Amendment”) to that certain Global Custodial Services Agreement dated as of August 5, 2008 (as amended and in effect as of the date hereof, “Agreement”) by and among (i) Victory Portfolios, Victory Portfolios II and Victory Variable Insurance Funds, each a Delaware Statutory Trust (each, a “Trust”) on behalf of each Fund underneath the name of that Trust on Exhibit 1 to the Agreement (the “Funds Appendix”) severally and not jointly (each a “Fund” and collectively with each Trust acting on behalf of such Funds, the “Client”) and (ii) Citibank, N.A., acting as a global custodian through its office located in New York (“Custodian” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Custodian performs certain custodial services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to replace the existing Funds Appendix to reflect the addition of new funds.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.List of Funds (Exhibit 1)

Exhibit 1 of the Agreement is deleted and replaced with Exhibit 1 attached hereto.

2.Representations and Warranties.

(a)Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)The Client represents that it has provided this Amendment to the Boards.

3.Miscellaneous.

(a)This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Victory Portfolios, acting for and on behalf of each of its Funds, severally and not jointly

Victory Portfolios II, acting for and on behalf of each of its Funds, severally and not jointly

By:	/s/ Thomas Dusenberry	By:	/s/ Thomas Dusenberry
Name:	Thomas Dusenberry	Name:	Thomas Dusenberry
Title:	President	Title:	President
Date:	September 14, 2026	Date:	September 14, 2026

Citibank, N.A.

By:	/s/ Peggy Vena
Name:	Peggy Vena
Title:	VP

Exhibit 1

(Funds Appendix)

Victory Portfolios

Victory Diversified Stock Fund Victory Floating Rate Fund Victory Fund for Income

Victory Global Energy Transition Fund Victory High Yield Fund

Victory Integrity Discovery Fund Victory Integrity Mid-Cap Value Fund Victory Integrity Small Mid-Cap Value Fund Victory Integrity Small-Cap Value Fund Victory Investment Grade Convertible Fund Victory Low Duration Bond Fund Victory Mid-Cap Core Growth Fund Victory Multi-Cap Fund

Victory RS Global Fund

Victory RS Growth Fund Victory RS International Fund Victory RS Investors Fund Victory RS Large Cap Alpha Fund Victory RS Mid Cap Growth Fund Victory RS Partners Fund

Victory RS Science and Technology Fund Victory RS Select Growth Fund Victory RS Small Cap Growth Fund Victory RS Value Fund

Victory S&P 500 Index Fund Victory Sycamore Established Value

Victory Sycamore Small Company Opportunity Fund Victory Trivalent Emerging Markets Small-Cap Fund * Victory Trivalent International Core Equity

Victory Trivalent International Small-Cap Fund

Victory Portfolios II

Victory Market Neutral Income Fund

VictoryShares Core Plus Bond ETF

VictoryShares Corporate Bond ETF VictoryShares Dividend Accelerator ETF VictoryShares US 500 Enhanced Volatility Wtd ETF VictoryShares US 500 Volatility Wtd ETF VictoryShares US EQ Income Enhanced Volatility Wtd ETF VictoryShares US Large Cap High Div Volatility Wtd ETF VictoryShares US Multi-Factor Minimum Volatility ETF VictoryShares US Small Cap High Div Volatility Wtd ETF VictoryShares Core Intermediate Bond ETF VictoryShares Emerging Markets Value Momentum ETF VictoryShares Free Cash Flow ETF

VictoryShares Free Cash Flow Growth ETF

VictoryShares International Free Cash Flow ETF VictoryShares International Free Cash Flow Growth ETF VictoryShares International Value Momentum ETF VictoryShares Pioneer Asset-Based Income ETF VictoryShares Short-Term Bond ETF

VictoryShares Small Cap Free Cash Flow ETF VictoryShares US Small Mid Cap Value Momentum ETF VictoryShares US Value Momentum ETF VictoryShares WestEnd Global Equity ETF VictoryShares WestEnd US Sector ETF VictoryShares Pioneer Active Credit ETF * VictoryShares Pioneer Equity Premium Income ETF * VictoryShares Pioneer Mortgage-Backed Securities ETF * VictoryShares Short-Duration Municipal ETF * VictoryShares Municipal High Yield ETF *

* Pending Launch